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                                                                     EXHIBIT 5.1


                                 August 26, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Talon Automotive Group, Inc.

Gentlemen:

     We are acting as counsel to Talon Automotive Group, Inc., a Michigan corporation (the "Company"), in connection with an exchange offer pursuant to which the Company is offering to exchange up to an aggregate principal amount of $120 million of its 9 5/8% Senior Subordinated Notes due 2008, Series B (the "New Notes") for up to an aggregate principal amount of $120 million of its outstanding 9 5/8% Senior Subordinated Notes due 2008, Series A (the "Old Notes"). The New Notes are described in a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have relied upon certificates of public officials and officers of the Company, and upon the representations and warranties of the Company in the Purchase Agreement, the Indenture, and the Guarantees with respect to the factual matters contained therein and have not independently undertaken to investigate or verify the same. We have also relied upon the opinion of Timmis & Inman L.L.P. with respect to (i) the due organization, valid existence, and due corporate and legal authority of the Company, and (ii) the due authorization, execution and delivery by the Company of the New Notes in exchange for the Old Notes.

     Based upon our examination of such corporate records and other documents and certificates as we deemed it necessary to examine, it is our opinion that the New Notes, when issued, authenticated and delivered, will constitute the valid and binding obligation of the Company enforceable according to their terms and the terms of the Indenture dated as of April 28, 1998 between the Company and U.S. Bank Trust National Association, as Trustee (the "Indenture").


     The foregoing opinion is limited solely to the Federal laws of the United States, the laws of the State of Michigan, and, with respect to the above paragraph, the laws of the State of New York. We are expressing no opinion as to the effect of the laws of any other jurisdiction and we have, with your consent, with respect to the laws of the State of New York, relied upon the opinion of Cahill Gordon & Reindel, attached as Exhibit A hereto, as to the matters set forth in the above paragraph.



     The enforceability of the rights and remedies of the parties to the New Notes and the Indenture are subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium,



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reorganization, fraudulent conveyance, or other similar laws affecting creditors rights generally and subject to the applicability of general principles of equity, including the discretionary nature of specific performance, injunctive relief, or other equitable remedies and the appointment of a receiver, and (ii) any limitation on rights of indemnity and contribution thereunder imposed by federal or state securities laws or principles of public policy.




     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our firm name under the caption "Legal Matters" in the related Prospectus.

                                                Very truly yours,

                                                Dickinson Wright PLLC







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                                                                     EXHIBIT A



                     [CAHILL GORDON & REINDEL LETTERHEAD]




                               August 26, 1998





Dickinson Wright PLLC
500 Woodward Avenue
Suite 4000
Detroit, MI  48226


                    Re:   Talon Automotive Group, Inc.

Gentlemen:


        We are acting as New York special counsel to Talon Automotive Group, Inc., a Michigan corporation (the "Company"), in connection with an exchange offer pursuant to which the Company is offering to exchange up to an aggregate principal amount of $120 million of its 9 5/8% Senior Subordinated Notes due 2008, Series B (the "New Notes") for up to an aggregate principal amount of $120 million of its outstanding 9 5/8% Senior Subordinated Notes due 2008, Series A. The New Notes are described in a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company which the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").


        In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies, certified to our satisfaction, of all such corporate records, agreements, instruments or documents of the Company and have made such other investigations, as we have deemed necessary, in connection with the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.




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CAHILL GORDON & REINDEL
                                     -2-


          Based on the foregoing, we are of the opinion that as of the date hereof, assuming the New Notes are duly authorized, executed and issued by the Company and assuming due authentication thereof by the Trustee, the New Notes, when issued, authenticated and delivered, will constitute the valid and binding obligations of the Company enforceable in accordance with their terms and the terms of the Indenture dated as of April 28, 1998 between the Company and U.S. Bank Trust National Association, as Trustee, except that (A) the enforceability thereof may be subject to bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar laws now or hereafter in effect relating to or affecting creditors rights and remedies generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          We are members of the Bar of the State of New York and do not purport to be experts in, or to express any opinion concerning the laws of any jurisdiction other than the laws of the State of New York.

          This opinion is solely for your benefit in connection with your acting as counsel to the Company in connection with the Registration Statement and your opinion included as Exhibit 5.1 thereto (and for purposes of your opinion, you may rely upon, and make appropriate reference in the Registration Statement to, this opinion). Except as provided in the immediately preceding sentence, this opinion may not be delivered to, used or relied upon for any other purpose or by any other person without our prior written consent.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations thereunder.


                                                  Very truly yours,

                                                  Cahill Gordon & Reindel